Free Writing Prospectus pursuant to Rule 433 dated August 8, 2023 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities GS Finance Corp.

Trigger PLUS Based on the Value of a Basket of Equity Indices due August 23, 2029

Principal at Risk Securities

The Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated August 8, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

			Multiplier:

Each multiplier will be set on the pricing date based on the applicable underlying index’s respective initial basket component value so that each underlying index will represent its applicable basket component weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the Trigger PLUS and will equal, for each underlying index, (i) the product of the applicable basket component weighting times 100 divided by (ii) the applicable initial basket component value.

KEY TERMS			Basket performance factor:	final basket value / initial basket value
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.		CUSIP / ISIN:	40057TU28 / US40057TU281
Basket:	Basket component	Basket component weighting	Estimated value range:	$890 to $950 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
	S&P 500® Equal Weight Index (Bloomberg symbol, “SPW Index”)	70.00%	Trigger PLUS Payoff Diagram*
	EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”)	20.00%
	MSCI Emerging Markets Index (Bloomberg symbol, “MXEF Index”)	10.00%
	We refer to each of the S&P 500® Equal Weight Index, the EURO STOXX 50® Index and the MSCI Emerging Markets Index singularly as an underlying index and together as the underlying indices.
Pricing date:	expected to price on or about August 18, 2023
Original issue date:	expected to be August 23, 2023
Valuation date:	expected to be August 20, 2029
Stated maturity date:	expected to be August 23, 2029
Payment at maturity (for each $1,000 stated principal amount of your Trigger PLUS):

If the final basket value is greater than the initial basket value, $1,000 + the leveraged upside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final basket value is equal to or less than the initial basket value, but greater than or equal to the trigger level, $1,000

If the final basket value is less than the trigger level, $1,000 × the basket performance factor

This amount will be less than the stated principal amount of $1,000, will represent a loss of more than 20.00% and could be zero.

			Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
			250.000%	210.000%
			200.000%	210.000%
			170.968%	210.000%
			160.000%	193.000%
Leveraged upside payment:	$1,000 × leverage factor × basket percent increase		140.000%	162.000%
			120.000%	131.000%
Leverage factor (set on the pricing date):	at least 155.00%		100.000%	100.000%
			95.000%	100.000%
Maximum payment at maturity:	$2,100.00 per Trigger PLUS (210.00% of the stated principal amount)		90.000%	100.000%
			85.000%	100.000%
Basket percent increase:	(final basket value – initial basket value) / initial basket value		80.000%	100.000%
			79.999%	79.999%
Initial basket value:	100		50.000%	50.000%
Final basket value:	the basket closing value on the valuation date		25.000%	25.000%
Trigger level:	80.00% of the initial basket value		10.000%	10.000%
Basket closing value:	The basket closing value on any day is the sum of the products of the basket component closing value of each underlying index times the applicable multiplier for such underlying index on such date.		0.000%	0.000%
			* assumes a leverage factor of 155.00% per Trigger PLUS

Basket component closing value:	In the case of each underlying index, the index closing value of such underlying index.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

About Your Trigger PLUS

The amount that you will be paid on your Trigger PLUS at stated maturity is based on the performance of a weighted basket composed of the S&P 500® Equal Weight Index (70.00% weighting), EURO STOXX 50® Index (20.00% weighting) and the MSCI Emerging Markets Index (10.00% weighting) as measured from the pricing date to and including the valuation date.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each index, of: (i) the final index value multiplied by (ii) the applicable multiplier. The multiplier will equal, for each index, the quotient of (i) the weighting of such index multiplied by 100 divided by (ii) the initial index value.

At maturity, if the final basket value is greater than the initial basket value of 100, the return on your Trigger PLUS will be positive and equal to the product of the leverage factor of at least 155% (set on the pricing date) multiplied by the basket percent increase, subject to the maximum payment to $2,100.00 per Trigger PLUS. If the final basket value is equal to or less than the initial basket value but greater than or equal to the trigger level of 80.00% of the initial basket value, you will receive the principal amount of your Trigger PLUS. However, if the final basket value is less than the trigger level, you will lose a significant portion of your investment. Declines in one index may offset increases in the other indices. Due to the unequal weighting of each basket component, the performance of the indices with greater weights will have a significantly larger impact on the return on your Trigger PLUS than the performances of the indices with lesser weights.

The Trigger PLUS are for investors who seek the potential to earn at least 155% of any positive return of the basket, subject to the maximum payment at maturity, are willing to forgo interest payments and are willing to risk losing their entire investment if the final basket value is less than the trigger level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 34, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Trigger PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated August 8, 2023
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 34 dated June 9, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

RISK FACTORS

An investment in the Trigger PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 34, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 34, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Trigger PLUS are a riskier investment than ordinary debt securities. Also, your Trigger PLUS are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your Trigger PLUS are linked, the stocks comprising such underlying index. You should carefully consider whether the offered Trigger PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Trigger PLUS Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Trigger PLUS
▪
The Trigger PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Trigger PLUS May Change Significantly Despite Only a Small Incremental Change in the Value of the Basket
▪
The Return on Your Trigger PLUS Will Be Limited
▪
The Lower Performance of One Underlying Index May Offset an Increase Any of in the Other Underlying Indices
▪
The Return on Your Trigger PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Trigger PLUS At the Time the Terms of Your Trigger PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Trigger PLUS
▪
The Amount Payable on Your Trigger PLUS Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other than the Valuation Date
▪
The Market Value of Your Trigger PLUS May Be Influenced by Many Unpredictable Factors
▪
Your Trigger PLUS May Not Have an Active Trading Market
▪
If the Values of the Underlying Indices Change, the Market Value of Your Trigger PLUS May Not Change in the Same Manner
▪
Investing in the Trigger PLUS is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Trigger PLUS at a Different Issue Price
▪
If You Purchase Your Trigger PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Trigger PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Trigger PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You
▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Trigger PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Trigger PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Trigger PLUS

Additional Risks Related to the Underlying Indices

▪
The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indices or the Underlying Index Stocks Comprising the Underlying Indices Could Affect the Payment at Maturity and the Market Value of the Trigger PLUS

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

Additional Risks Related to the EURO STOXX 50® Index and the MSCI Emerging Markets Index

▪
An Investment in the Offered Trigger PLUS Is Subject to Risks Associated with Foreign Securities Markets
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Trigger PLUS

Risks Related to the MSCI Emerging Markets Index

▪
Your Investment in the Trigger PLUS Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Regulators Are Investigating Potential Manipulation of Published Currency Exchange Rates

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Trigger PLUS Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Trigger PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Trigger PLUS to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 34:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.

With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

Additional Risks Relating to Securities Linked to Underliers Denominated in Foreign Currencies or that Contain Foreign Stocks

▪
If Your Securities Are Linked to Underliers That Are Comprised of Underlier Stocks Which Are Traded in Foreign Currencies But Are Not Adjusted to Reflect Their U.S. Dollar Value, the Return on Your Securities Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
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The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between the underlying index publisher for the S&P 500® Equal Weight Index and the issuer, see “The Basket and the Underlying Indices — S&P 500® Equal Weight Index” on page PS-23 of the accompanying preliminary pricing supplement.

For details about the license agreement between underlying index publishers for the EURO STOXX 50® Index and the MSCI Emerging Markets Index and the issuer, see “The Underliers — EURO STOXX 50® Index” and “The Underliers — MSCI Indices” on pages S-32 and S-47 of the accompanying underlier supplement no. 34, respectively.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Trigger PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indices (including historical index closing values), the terms of the notes and certain risks.